Exhibit 21.1

SUBSIDIARIES

Subsidiary Name	Jurisdiction of Organization

Rallybio, LLC	Delaware

Rallybio IPA, LLC	Delaware

Rallybio IPB, LLC	Delaware

IPC Research, LLC	Delaware

Rallybio IPE, LLC	Delaware

Rallybio IPF, LLC	Delaware